UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 4, 2008

LINENS HOLDING CO.

LINENS ‘N THINGS, INC.

LINENS ‘N THINGS CENTER, INC.

(Exact names of registrants as specified in their charters)

Delaware Delaware California (States or other jurisdictions of incorporation)	333-135646-12 001-12381 333-135646-11 (Commission File Numbers)	20-4192917 22-3463939 59-2740308 (IRS Employer Identification Nos.)

6 Brighton Road, Clifton, New Jersey  07015

(Address of principal executive offices)  (Zip Code)

(973) 778-1300

(Registrants’ telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02               Termination of Material Definitive Agreement.

On August 27, 2008, Robert Homler resigned as Executive Vice President, Merchandising of Linens Holding Co. (“Holding”) and Linens ’n Things, Inc. (“LNT”), effective as of October 3, 2008.  As a result of Mr. Homler’s resignation, the Amended and Restated Employment Agreement by and between LNT and Mr. Homler dated as of May 8, 2006 (the “Employment Agreement”) will be terminated effective as of October 3, 2008.  Under the terms of the Employment Agreement, Mr. Homler is not entitled to receive any severance payments or other compensation in connection with his resignation other than unpaid base salary and benefits accrued through the date of termination.

Item 5.02               Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)           See the disclosure under Item 1.02 of this report, which is incorporated herein by reference.

(c)           Effective September 4, 2008, Scott Silver, formerly the Executive Vice President, Merchandising of Holding and LNT, was promoted to the position of Executive Vice President, Chief Merchant of Holding and LNT.  In connection with his promotion, Mr. Silver received an annual base salary increase to $450,000 from $410,000.  The Second Amended and Restated Employment Agreement between LNT and Mr. Silver dated August 10, 2007 and effective as of August 2, 2007 remains in effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

Dated:  September 10, 2008

LINENS HOLDING CO.
LINENS ‘N THINGS, INC.
LINENS ‘N THINGS CENTER, INC.
(Registrants)

By:	/s/ Francis M. Rowan
Francis M. Rowan
Senior Vice President and Chief Financial Officer